    As filed with the Securities and Exchange Commission on March 14, 2001
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             _____________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                             _____________________

                             SAMSONITE CORPORATION
            (Exact name of Registrant as specified in its charter)


                 Delaware                                   36-3511556
      (State or other jurisdiction of                    (I.R.S. Employer
       incorporation or organization)                 Identification Number)


                            11200 East 45th Avenue
                            Denver, Colorado 80239
                                (303) 373-2000
   (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                             _____________________

      Samsonite Corporation FY 1999 Stock Option and Incentive Award Plan
                           (Full title of the Plan)

                             _____________________

                                  L. C. Ross
                                General Counsel
                             Samsonite Corporation
                            11200 East 45th Avenue
                          Denver, Colorado 80239-3018
                                (303) 373-6625
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                             _____________________



                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                  Proposed Maximum
          Title of Securities                    Amount to be     Offering Price          Proposed Maximum           Amount of
           to be Registered                     Registered (1)     Per Share(2)      Aggregate Offering Price(1)  Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share........      144,300            $5.75                  $  829,725                 $207.43
Common Stock, par value $.01 per share........        4,000            $5.38                  $   21,500                 $  5.38
Common Stock, par value $.01 per share........       55,000            $4.75                  $  261,250                 $ 65.31
Common Stock, par value $.01 per share........       10,000            $3.03                  $   30,310                 $  7.58
Common Stock, par value $.01 per share........      536,700            $2.94                  $1,577,898                 $394.47
                                                                                              ----------                 -------
     Total....................................      750,000                                   $2,720,683                 $680.17
                                                                                              ==========                 =======
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes securities that may be issuable by reason of stock splits, stock dividends or similar transactions, as provided by Rule 416 of the Securities Act of 1933.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 as follows: (a) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised, and (b) in the case of shares of Common Stock for which awards have not yet been granted and the option price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low price per share of Common Stock ($2.94) on the National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") as of March 12, 2001.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

     The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:


     .    Annual Report on Form 10-K for the fiscal year ended January 31, 2000;

     . Definitive Proxy Statement, as filed with the Securities and Exchange Commission on May 4, 2000;

     .    Quarterly Report on Form 10-Q for the quarter ended April 30, 2000;

     .    Quarterly Report on Form 10-Q for the quarter ended July 31, 2000;

     .    Quarterly Report on Form 10-Q for the quarter ended October 31, 2000;

     .    Current Report on Form 8-K dated February 23, 2001; and

     . The description of the Company's common stock, par value $0.01 per share (the "Common Stock"), contained in the Company's registration statement on Form 8-A filed under the Exchange Act (File No. 0-23214), including any subsequent amendment or any report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities
         -------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

     L.C. Ross, General Counsel of Samsonite Corporation, has provided an opinion regarding the validity of the securities to be issued under this Registration Statement on Form S-8. As of March 12, 2001, Mr. Ross beneficially owns no shares of Samsonite Common Stock. However, Mr. Ross has options to purchase 10,000 shares of Samsonite common stock.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

Certificate of Incorporation and By-Laws

     Samsonite's Amended and Restated Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of Samsonite, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of Samsonite as an employee or agent of Samsonite or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by Samsonite, in accordance with Samsonite's By-Laws, to the full extent permitted from time to time by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended or any other applicable laws as presently or hereafter in effect. Samsonite's Amended and Restated Certificate of Incorporation also specifically authorizes Samsonite to enter into agreements with any person which provide for indemnification greater or different from that provided by Samsonite's Amended and Restated Certificate of Incorporation.

     Samsonite's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director, officer or employee of Samsonite or is or was serving at the request of Samsonite as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by Samsonite to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Samsonite to provide broader indemnification rights than said law permitted Samsonite to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, Samsonite will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of Samsonite.

     Pursuant to Samsonite's By-Laws, if a claim described in the preceding paragraph is not paid in full by Samsonite within thirty days after a written claim has been received by Samsonite, the claimant may at any time thereafter bring suit against Samsonite to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. Samsonite's By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to Samsonite) that the claimant has not met the standards of conduct which make it permissible under the DGCL for Samsonite to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on Samsonite. Neither the failure of Samsonite (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Samsonite (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Samsonite's By-Laws provide that following any "change in control" of Samsonite of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant which independent legal counsel will be retained by the Board of Directors on behalf of Samsonite.

     Samsonite's By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in Samsonite's By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of Samsonite's Amended and Restated Certificate of Incorporation, Samsonite's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. Samsonite's By-Laws permit Samsonite to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Samsonite or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Samsonite would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, Samsonite's By-Laws authorize Samsonite, to the extent authorized from time to time by Samsonite's Board of Directors, to grant rights to indemnification, and rights to be paid by Samsonite the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of Samsonite to the fullest extent of the provisions of Samsonite's By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of Samsonite.

     Samsonite's By-Laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by Samsonite the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to Samsonite of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under Samsonite's By-Laws or otherwise.

Indemnification Agreements

     Samsonite has entered into indemnification agreements with certain of Samsonite's directors and officers. The indemnification agreements require, among other things, Samsonite to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Samsonite will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under Samsonite's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in Samsonite's Amended and Restated Certificate of Incorporation and Samsonite's By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of Samsonite or by the stockholders to eliminate the rights provided therein. Indemnification for officers of Samsonite is or will be provided for in their respective employment agreements.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

         Not Applicable.

Item 8.  Exhibits
         --------

   Exhibit
   Number      Description of Exhibits
   ------      -----------------------

    4(a) Amended and Restated Certificate of Incorporation of the Company, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-23214).

    4(b) By-Laws of the Company, incorporated herein by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 (File No. 0-23214).

    4(c) Samsonite Corporation FY 1999 Stock Option and Incentive Award Plan, incorporated herein by reference from the Company's 1998 Proxy Statement on Schedule 14A (File No. 0-23214).

    4(d) Form of Option Agreement for awards under the Samsonite Corporation FY 1999 Stock Option and Incentive Award Plan.

     5         Opinion of L. C. Ross, Samsonite Corporation's General Counsel

   23(a)       Consent of L. C. Ross (included in Exhibit 5).

   23(b)       Consent of KPMG LLP.

    24 Power of Attorney (included in Part II of this Registration Statement under the caption "Signatures").

______________

Item 9.   Undertakings
          ------------

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1993 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on March 12, 2001.


                              SAMSONITE CORPORATION

                              By: /s/ Luc Van Nevel
                                  -------------------------------------------
                                  Luc Van Nevel
                                  Chief Executive Officer, President and
                                  Director


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Luc Van Nevel and Richard H. Wiley his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and the foregoing Powers of Attorney have been signed on March 12, 2001, by the following persons in the capacities indicated.


        Signatures                                Title


  /s/ Luc Van Nevel          Chief Executive Officer, President and Director
---------------------------
Luc Van Nevel

  /s/ Richard H. Wiley       Chief Financial Officer, Treasurer and Secretary
---------------------------
Richard H. Wiley               (Principal Financial and Accounting Officer)

  /s/ Bernard Attal                              Director
---------------------------
Bernard Attal
                                                 Director
___________________________
Leon D. Black

  /s/ Emmanuel Cueff                             Director
---------------------------
Emmanuel Cueff

  /s/ Robert H. Falk                             Director
---------------------------
Robert H. Falk

  /s/ Richard R. Nicolosi                        Director
---------------------------
Richard R. Nicolosi

  /s/ Mark H. Rachesky                           Director
---------------------------
Mark H. Rachesky
                                                 Director
___________________________
Robert L. Rosen

  /s/ Marc J. Rowan                              Director
---------------------------
Marc J. Rowan

  /s/ Stephen J. Solarz                          Director
---------------------------
Stephen J. Solarz